                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                               Amendment No. 7

                      CAROLINA POWER AND LIGHT COMPANY

                                   COMMON

                              CUSIP: 144141108

                              December 31, 1996




      Check the following box if a fee is being paid with this statement _


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(1)   Names of Reporting Persons S.S. or I.R.S.       Wachovia Corporation
Identification Nos. of Above Persons                  56-1473727
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(2)   Check the Appropriate Box if a Member of a      (a)    N/A
Group (See Instructions)
                                                      --------------------
                                                      (b)    N/A
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(3)   SEC Use Only
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(4)   Citizenship or Place of Organization            North Carolina
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Number of Shares Beneficially Owned by Each
Reporting Person With
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                      (5)   Sole Voting Power                      593,445
                      ----------------------------------------------------
                      (6)   Shared Voting Power                  8,156,231
                      ----------------------------------------------------
                      (7)   Sole Dispositive Power                 536,818
                      ----------------------------------------------------
                      (8)   Shared Dispositive Power               129,440
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(9)   Aggregate Amount Beneficially Owned by Each
Reporting Person                                                 8,791,601
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      (10)  Check if Aggregate Amount in Row 9 Excludes
      Certain Shares (See Instructions)
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(11)  Percent of Class Represented by Amount in
Row 9                                                        5.8%
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(12)  Type of Reporting Person
      (See Instructions)                                     HC
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ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          The securities to which this report relates are held by Wachovia Bank of North Carolina, NA, Wachovia Bank of
          Georgia, NA and Wachovia Bank of South Carolina, NA as trustees. (See Exhibit A.)

          This filing should not be construed as an admission that the trustees or their parent, Wachovia Corporation, are, for the purposes of Section 13(d) or 13(g) of the Act, beneficial owners of any securities covered by this statement.

ITEM 10   CERTIFICATION:

          BY SIGNING BELOW, I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



DATE:  February 14, 1997

FOR:   Wachovia Corporation


BY:    Ricky B. Nicks
       ---------------------------------------------
       Attorney-in-Fact
       Ricky B. Nicks, Executive Vice President
       Wachovia Operational Services Corporation
       (Authorized by Wachovia Corporation under a limited power of attorney filed with the Schedule 13G for Equus II, Ltd., CUSIP 294766100, filed by Wachovia Corporation on February 14, 1997.)

                                   EXHIBIT A

The following entities agree that this Schedule 13G is filed on their behalf by the Wachovia Corporation.

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                                       IRS IDENTIFICATION
             SUBSIDIARY                      NUMBER                     ITEM 3 CLASSIFICATION
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Wachovia Bank of Georgia, N.A.              58-0242985       Bank as defined by section 3(a)(6) of the Act
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Wachovia Bank of North Carolina, N.A.       56-0927594       Bank as defined by section 3(a)(6) of the Act
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Wachovia Bank of South Carolina, N.A.       57-0539952       Bank as defined by section 3(a)(6) of the Act
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